UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 6, 2018

ADIENT PLC

(Exact name of registrant as specified in its charter)

Ireland	001-37757	98-1328821
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25-28 North Wall Quay, IFSC

Dublin 1, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: 734-254-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

First Amendment to the Credit Agreement

On November 6, 2018, Adient plc, a public limited company incorporated under the laws of Ireland (the “Company”), Adient Global Holdings Ltd, a public company organized under the Companies (Jersey) Law 1991 with registered number 121385 having its registered office at 3rd floor, 37 Esplanades, St Helier, Jersey, JE2 3QA (the “Borrower”), and certain of their subsidiaries entered into a first amendment (the “Amendment”) to the credit agreement, dated July 27, 2016 (as amended by the Amendment, the “Credit Agreement”), among the Borrower, Adient US LLC, as the subsidiary borrower party, the guarantors, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders.

The Amendment, among other things, (i) increases the total net leverage ratio permitted under the financial covenant contained in the Credit Agreement for each fiscal quarter of the Company ending on or after September 30, 2018 and (ii) adds a new level to the pricing schedule contained in the Credit Agreement that will be applicable when the total net leverage ratio is greater than or equal to 3.75x.

The above description is only a summary of certain provisions of the Amendment and is qualified in its entirety by reference to the provisions of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished herewith:

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	First Amendment to the Credit Agreement, dated as of November 6, 2018, among Adient Global Holdings Ltd, Adient US LLC, the guarantors, the lenders party thereto, and JPMorgan Chase, N.A., as agent for the lenders from time to time party to the Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADIENT PLC

Date: November 9, 2018	By:	/s/ Jeffrey M. Stafeil
	Name:	Jeffrey M. Stafeil
	Title:	Executive Vice President and Chief Financial Officer

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